Exhibit 99.1

FOR IMMEDIATE RELEASE
JUNE 18, 2008

CHINA YONGXIN PHARMACEUTICALS UPDATES
INVESTORS ON PERFORMANCE AND GROWTH PROSPECTS
IN SPECIAL LETTER TO SHAREHOLDERS

CEO’S LETTER NOTES 23% GROWTH IN REVENUES AND 150%
GAIN IN EPS IN 2007, EXPECTS CONTINUED DOUBLE-DIGIT
GROWTH THROUGH DRUG RETAILING BUSINESS

CHANGCHUN, China & LOS ANGELES— June 18, 2008 – China Yongxin Pharmaceuticals Inc. (OTCBB: CYXN), a leading distributor and retailer of pharmaceuticals in Northeastern China, today released a Special Letter to Shareholders from Yongxin Liu, the Company’s Chairman and CEO. The text of the letter follows:

“Dear Fellow Shareholder,

I am writing you today, for the first time, as Chairman and Chief Executive Officer of a newly named public company. As an enterprise we are 15 years old. But our current corporate identity was established on May 20, 2008, when we changed our name and stock symbol to China Yongxin Pharmaceuticals Inc. and our stock symbol to CYXN (traded on the OTC Bulletin Board). These steps followed other steps, including a reverse merger that will enable us to access the U.S. equity markets for the first time in our history.

These changes alone would be sufficient reason for me to give you an update on our financial performance and market opportunities, so that you can get a clear picture of our past and relate it to our present and future as China Yongxin Pharmaceuticals. But this would be an exciting time for us, and well worth writing about, in any event.

Company Boasts Regional Strength

As you may already know, Yongxin is a leading drug distributor and retailer in China’s Jilin Province, a region with a population of over 27 million. Despite operating in a highly fragmented market (in 2007 there were 956 pharmaceutical wholesalers and 69 chain drugstore operators in Northeastern China alone) we stood out as one of the strongest regional players in China’s vast and growing pharmaceutical retailing industry.

On the wholesale side, we have become the leader in medical logistics and distribution in the Jilin Province. Our product and service lines cover Chinese patent medicine, decoction pieces, chemical medicine preparation, health products, food, cosmetics and medical equipment. Its offerings number nearly 10,000 in all. Our customers include major hospitals, clinics, community clinics and retail drugstores. In addition, we have built strategic partnerships with many large-scale medical enterprises that we expect to leverage in the near-future as part of our growth strategy.  Current strategic partners include Johnson & Johnson in China, Wyeth in China, Pfizer in China, Bayer in China and Novo Nordisk in China.

In retailing, our most promising growth area, our customer member count had reached about 300,000 at the end of 2007, with 87 chain stores in operation.  During 2008, we expect to open 20 new drugstores. By the end of June 2008, we had already opened six of those 20 drugstores. The successful execution of this expansion plan would rank our retail chain store as the largest not only in the Jilin Province but in all of Northeast China. We expect our retail growth to be enhanced significantly in the near future by our franchise to operate under a globally recognized pharmaceutical brand in Jilin Province.

Finally, we are entering the potentially lucrative business of manufacturing ginseng-based products in a vertically integrated operation, from cultivation to final sales.

Sales, Margins and Earnings Soar in 2007 to New Record Highs for Company

Our 2007 financial results clearly demonstrate that we are already a fast-growing company, mainly on the strength of our wholesaling – the oldest and most fully developed part of our business. From 2006 to 2007, our revenues increased 23%, from $39.0 million to $47.9 million. Economies of scale and other efficiencies pushed our gross margins sharply higher, from 8.3% to 16.7%, providing us with a 146% year-over-year gain in gross profits.  Operating profit was up more than 14 times, from $283,000 to $4.12 million. Net income rose by 154%, with earnings per fully diluted share up from $0.08 to $0.20.

How will we keep such momentum going? The answer lies in China’s overall growth and, in particular, the growth of drug sales to its increasingly affluent middle-class, the update of China’s social security system and the country’s aging population. A recent report by the research firm Renaissance Capital (focused on our largest publicly-traded competitor, China Nepstar Chain Drugstore) predicts that retail drug sales in China will grow by 20% annually to $30 billion in 2011. This is a market where even the largest players claim only small fractions of the potential demand. And if China Yongxin Pharmaceuticals is not among the largest nationwide firms, at least not yet, it has an impressive springboard for national expansion in its strong regional base – its leadership in Jilin Province – as well as in its supply-chain integration and experience.

In the coming weeks, we expect to be delivering more news about our recent performance and accelerating growth prospects, including the progress of our expansion in Jilin Province and beyond. For now, there are two key points to remember. The first is that China Yongxin Pharmaceuticals has more than proven itself in its home market and is preparing to take its winning formula to a wider arena across China in an effort to accelerate its strong double-digit growth rate. The second is to remember that every decision by this Company’s management team, particularly as majority shareholders, will be made by one primary factor: to achieve our fiduciary duty to enhance your investment in China Yongxin Pharmaceuticals.

Yours truly,

/s/ Yongxin Liu

Yongxin Liu
Chairman and Chief Executive Officer”

To be added to China Yongxin Pharmaceuticals' investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Yongxin Pharmaceuticals, Inc.

China Yongxin Pharmaceuticals Inc. (OTCBB: CYXN) was founded in 1993 as the Changchun Yongxin Dirui Medical Co. (Yongxin), a wholesale drug distributor. Its products include Chinese traditional medicines, Chinese traditional medical teas, chemical pharmaceutical preparations, natural health products, healthy food, cosmetics, and medical equipment. It began retail operations in 2001 and, in 2005 gained franchise rights from the Medicine Shoppe China, Inc. for China’s Jilin Province. By the end of 2007 it had 87 retail outlets as well as wholesale distribution and manufacturing operations. Its primary market has been in Northeastern China.

Forward Looking Statements: This news release may contain certain “forward-looking statements.” Forward-looking statements are based on China Yongxin Pharmaceuticals Inc’s current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (SEC). Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. China Yongxin Pharmaceuticals Inc. does not assume any duty to publicly update or revise the material contained herein.